EXHIBIT 99(a)(17)

        This announcement is neither an offer to purchase nor a solicitation of an offer to sell Securities (as defined below).The U.S. Offer (as defined below) is made only to holders of Shares, OCEANEs and Warrants (as each is defined below) resident in the United States and to all holders of ADSs (as defined below) solely by the U.S. Offer to Purchase, dated July 16, 2002, and the related Letter of Transmittal and Forms of Acceptance and any amendments or supplements thereto.The U.S. Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Securities in any jurisdiction in which the making of the U.S. Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the U.S. Offer to be made by a licensed broker or dealer, the U.S. Offer will be deemed to be made on behalf of Purchaser (as defined below) by J.P.Morgan Securities Inc., the Dealer Manager, or by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Notice of U.S. Offer to Purchase for Cash
All Outstanding American Depositary Shares and
All Outstanding Ordinary Shares, OCEANEs
and Warrants held by U.S. Holders
of
Genset S.A.
at
the U.S. Dollar Equivalent
of
€9.75 Net Per Ordinary Share,
€3.25 Net Per American Depositary Share
(each American Depositary Share representing one-third of one Ordinary Share),
€102.64 Net Per OCEANE,
€1.00 Net Per 1998, 1999, 2000 and 2001 Warrant
and
€6.50 Net Per 2002 Warrant
by
Serono France Holding S.A.
a wholly-owned subsidiary of
Serono S.A.

Serono France Holding S.A. ("Purchaser"), a wholly-owned subsidiary of Serono S.A.("Serono"), is seeking to acquire for cash all outstanding ordinary shares, nominal value €3.00 ("Shares"), of Genset S.A. ("Genset"), including Shares represented by American Depositary Shares ("ADSs"), as well as all bonds issued by Genset that are convertible or exchangeable into new or existing Shares ("OCEANEs") and all warrants to acquire Shares ("Warrants" and, together with the Shares, ADSs and OCEANEs, "Securities") through concurrent offers in the United States and France (the "Offers").

In the U.S. Offer, Purchaser is seeking to acquire all outstanding Shares, OCEANEs and Warrants held by U.S. holders (within the meaning of Rule 14d-1(d) under the Securities Exchange Act of 1934) and all outstanding ADSs at a price of €9.75 per Share, €3.25 per ADS, €102.64 per OCEANE, €1.00 per 1998, 1999, 2000 or 2001 Warrant and €6.50 per 2002 Warrant, in each case, net to the seller in cash, less any required withholding taxes and without interest, upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase, dated July 16, 2002, and in the related Letter of Transmittal and Form of Acceptance (which, together with the U.S. Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the "U.S. Offer"). Each sale of Securities pursuant to the U.S. Offer will be settled in U.S. dollars calculated by converting the applicable amount in euro into dollars at the U.S. dollar spot against the euro exchange rate on the day on which funds are received by the Receiving Agent (as defined below), or its custodian in France, as described in the U.S. Offer to Purchase.

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 NOON, NEW YORK CITY TIME,
ON THURSDAY, SEPTEMBER 12,2002, UNLESS THE U.S. OFFER IS EXTENDED.

In France, Purchaser is seeking to acquire all outstanding Shares, OCEANEs and Warrants owned by non-U.S. holders at the same prices as offered in the U.S. Offer (the "International Offer"). Non-U.S. holders of Shares, OCEANEs and Warrants may tender their securities only into the International Offer. U.S. holders of Shares, OCEANEs and Warrants and all holders of ADSs, wherever the holder is located, may tender their securities only into the U.S. Offer. In the event that the price per Share, OCEANE or Warrant to be paid in the International Offer is increased, Purchaser will make a corresponding increase to the price paid per Share (including ADSs), OCEANEs and Warrants in the U.S. Offer.

The Offers are both conditioned upon there being validly tendered in accordance with the terms of the Offers and not withdrawn prior to the expiration of the Offers that number of Shares (including Shares represented by ADSs) and OCEANEs that represent at least two-thirds of the voting rights of the then-outstanding Shares on a diluted basis taking into account the votes of Shares that would be issued, on a one-to-one basis, upon conversion of OCEANEs. The U.S. Offer is also subject to the condition that the International Offer shall not have been withdrawn or terminated in accordance with its terms and French law.

Tendering holders of Securities who have Securities registered in their names and who tender directly to The Bank of New York (the "Receiving Agent") will not be obligated to pay brokerage fees or commissions or, except as set forth in the related ADS Letter of Transmittal, transfer taxes on the purchase of Securities by Purchaser pursuant to the U.S. Offer. Holders of Securities who hold their Securities through a broker or bank should consult with such institution as to whether it charges any service fees.

The Board of Directors of Genset has unanimously determined that the Offers are in the interests of Genset, the holders of Securities and the employees of Genset and unanimously recommends that such holders accept the U.S. Offer or the International Offer, as appropriate, and tender their Securities.

For purposes of the U.S. Offer, Purchaser will be deemed to have accepted for payment and thereby purchased Securities validly tendered and not properly withdrawn if and when Purchaser gives oral or written notice to the Receiving Agent of Purchaser's acceptance for payment of such Securities pursuant to the U.S. Offer. Payment for Securities accepted for payment pursuant to the U.S. Offer will be made by deposit of the purchase price therefor with the Receiving Agent, which will act as agent for the tendering security holders for purposes of receiving payments from Purchaser and transmitting such payments to the tendering security holders. Under no circumstances will interest be paid on the purchase price for Securities, regardless of any extension of the U.S. Offer or any delay in payment for Securities.

In all cases, payment for Securities tendered and accepted for payment pursuant to the U.S. Offer will be made only after timely receipt by the Receiving Agent of (a) certificates representing such Securities or confirmation of the book-entry transfer of such Securities into the Receiving Agent's account at The

Depository Trust Company ("DTC") (in the case of ADSs) or the Receiving Agent's account at BNP Paribas (in the case of Shares and OCEANEs only) pursuant to the procedures set forth in Section 3 of the U.S. Offer to Purchase, (b) the applicable Form of Acceptance or Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer of ADSs, an Agent's Message (as defined in Section 3 of the U.S. Offer to Purchase) in lieu of the ADS Letter of Transmittal) and (c) any other documents required by the applicable Form of Acceptance or Letter of Transmittal. Subject to the applicable rules and regulations of the Securities and Exchange Commission (the "Commission") and to French law and regulations, Purchaser expressly reserves the right (but will not be obligated), at any time and from time to time in its sole discretion, to extend the period during which the U.S. Offer is open and thereby delay acceptance for payment of, and payment for, any Securities, by giving oral or written notice of such extension to the Receiving Agent and by making a public announcement of such extension. During any extension of the U.S. Offer (as contrasted with any subsequent offering period discussed below), all Securities tendered and not withdrawn will remain subject to the U.S. Offer and subject to withdrawal rights. The term "Expiration Date" means 12:00 noon, New York City time, on Thursday, September 12, 2002, unless Purchaser, in its sole discretion, shall have extended the initial period of time during which the U.S. Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the U.S. Offer, as so extended, shall expire.Any extension of the U.S. Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

Purchaser reserves the right in its sole discretion to, subject to certain conditions, provide a subsequent offering period of from three business days to 20 business days in length following the expiration of the U.S. Offer ("Subsequent Offering Period"). If Purchaser elects to have a Subsequent Offering Period concurrently with an extension, or "re-opening,"of the International Offer, the minimum duration of such Subsequent Offering Period, in accordance with French law and regulations, will be ten French trading days. A Subsequent Offering Period would be an additional period of time, following the expiration of the U.S. Offer and the purchase of Securities in the U.S. Offer, during which any ADS holder and any U.S. holder of Shares, OCEANEs or Warrants may tender Securities not tendered in the U.S. Offer.A Subsequent Offering Period, if one is provided, is not an extension of the U.S. Offer, which already will have been completed, and Securities previously tendered and accepted for payment in the U.S. Offer will not be subject to any further withdrawal rights. During a Subsequent Offering Period, tendering security holders will not have withdrawal rights and Purchaser will promptly purchase and pay for any Securities tendered during the Subsequent Offering Period at the same price paid in the U.S. Offer.If Purchaser determines to provide a Subsequent Offering Period and to extend or re-open the International Offer, Purchaser will announce such Subsequent Offering Period in the U.S. Offer, to run concurrently with the extension of the International Offer, immediately following the announcement of the results of the Offers.

Securities tendered pursuant to the U.S. Offer may be withdrawn at any time on or prior to the Expiration Date. Thereafter, tenders are irrevocable, except that, unless we have previously accepted them for payment, they may also be withdrawn at any time after September 14, 2002, except that you will not be able to withdraw securities during the period from the Expiration Date until the CMF announces the final results of the Offers and we have made arrangement for payment unless the Commission denies our request for exemptive relief from the applicable Section of the Exchange Act. For a withdrawal of Securities to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Receiving Agent at one of its addresses set forth on the back cover of the U.S. Offer to Purchase.Any notice of withdrawal must specify the name of the person having tendered the Securities to be withdrawn, the type and number of Securities to be withdrawn and the name of the record holder of the Securities to be withdrawn, if different from that of the person who tendered such Securities. The signature(s) on the notice of withdrawal must be guaranteed by an

Eligible Institution (as defined in Section 3 of the U.S. Offer to Purchase), unless such Securities have been tendered for the account of any Eligible Institution. If Securities have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the U.S. Offer to Purchase, any notice of withdrawal must specify the name and number of the account at DTC or Euroclear to be credited with the withdrawn Securities. If depositary receipts representing the Securities have been delivered or otherwise identified to the Receiving Agent, the name of the registered owner and the serial numbers shown on such depositary receipts must also be furnished to the Receiving Agent prior to the physical release of such depositary receipts.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. No withdrawal of Securities shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Serono, Purchaser, the Receiving Agent, the Information Agent (listed below), the Dealer Manager (listed below) or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Securities may not be rescinded, and any Securities properly withdrawn will be deemed not to have been validly tendered for purposes of the U.S. Offer.

However, withdrawn Securities may be retendered by following one of the procedures for tendering Securities described in Section 3 of the U.S. Offer to Purchase at any time prior to the Expiration Date.

The receipt of cash in exchange for Securities pursuant to the U.S. Offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. A holder who (i) is subject to U.S. federal income tax on a net income basis, (ii) holds Securities as capital assets for tax purposes, and (iii) exchanges such Securities for cash pursuant to the U.S. Offer will generally recognize capital gain or loss in an amount equal to the difference between the U.S. dollar amount received and the holder's tax basis in the Securities. A holder who is not resident in France for French tax purposes will generally not be subject to French tax in respect of such an exchange, unless the holder is a company and the Securities are registered on the books of a French permanent establishment. The income tax discussion set forth above is included for general information only and all security holders should consult with their own tax advisers as to the French, U.S. federal, and other tax consequences to them of the U.S. Offer, including the tax consequences arising from their own unique facts and circumstances.

For a more complete description of certain U.S. federal income tax consequences of the U.S. Offer, see Section 5 of the U.S. Offer to Purchase.

Purchaser expressly reserves the right to waive any condition to the Offers or modify the terms of the Offers, subject to the rules and regulations of the Commission and in accordance with applicable French law and regulations. Purchaser will not waive the Minimum Tender Condition to the U.S. Offer unless it has also waived the Minimum Tender Condition to the International Offer. Purchaser will not modify the terms of the Offers to decrease the price offered per Security, reduce the number of Securities sought in the Offers or impose any condition other than the two conditions described above.

The U.S. Offer to Purchase and related Forms of Acceptance and Letter of Transmittal will be mailed to U.S. record holders of Shares, OCEANEs and Warrants and to all record holders of ADSs and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the security holder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Securities.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

The U.S. Offer to Purchase and the related Forms of Acceptance and Letter of Transmittal contain important information which should be read carefully and in their entirety before any decision is made with respect to the U.S. Offer.

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Requests for additional copies of the U.S. Offer to Purchase and the related Form of Acceptance or Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies. Such additional copies will be furnished promptly at Purchaser's expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Dealer Manager) for soliciting tenders of Securities pursuant to the U.S. Offer.

The Information Agent for the U.S. Offer is:

North America: 17 State Street, 10th Floor New York, NY 10004 Banks and Brokers Call:(212) 440-9800 Toll Free:(800) 530-3706	U.K.and Europe: Crosby Court, 38 Bishopsgatet London, EC2N 4AF, England Call:+44-207-335-7153

The Dealer Manager for the U.S. Offer is:

J.P. Morgan Securities Inc.
277 Park Avenue
New York, NY 10172
Call Toll Free:(800) 622-8594
(this number is toll free inside and outside the United States)

July 16, 2002